EXHIBIT 10.12

MEMO REGARDING DOWNSIZING OF UNDERSHIL AIMAG (ALTAN) PROPERTY
DATED AUGUST 23, 2004

August 23, 2004

Mongolian Explorations Ltd.

With respect to the recent work being completed on the Undurshil Aimag (Altan) property it became apparent that the license renewals were coming due in August 2004. The Altan license has been renewed to date and in good standing.

On the basis of the work that we have done to date on the Altan property and the results that we have been able to achieve it would be advantageous for Mongolian Explorations to re-shape and downsize the total area of the Altan license from its current 20,000 hectares to 8,000 hectares, which is allowable at any time while a license is in good standing. The purpose for the property alteration is to focus on the key areas of interest and further reduce license renewal fees. The Altan property has been reduced and approved by the Mineral Resources Authority of Mongolia in conjunction with Altan license renewal. Ton Fei Fred Tham has also agreed to the reduction as he has carried out the renewal and reduction on behalf of Mongolian Explorations as Mr. Tham is the license holder.

The results from the last work program on the Ovorkhangai Aimag property are near complete, they have taken longer than expected as a result of the backed up assay labs in Mongolia and Toronto. A final report should be available at the end of October, 2004. The Ovorkhangai license renewal is due in November 2004.

Sincerely /s/ Andrew Molnar
Andrew Molnar Rio Minerals.

The above matters have been confirmed and verified by License Holder, Ton Fei Fred Tham

/s/ Ton Fei Fred Tham
Ton Fei Fred Tham Ton Fei Fred Tham & Associates

The above matters have been confirmed and verified by Mongolian Explorations Ltd.

/s/ Ivan Bebek
Ivan Bebek, President Mongolian Explorations Ltd.